Exhibit 10.1

July 10, 2006

Jenny J. Ming

Dear Jenny:

This letter confirms and constitutes the entire agreement between you and The Gap, Inc. and all of its subsidiaries and affiliates (hereafter collectively referred to as the “Company”) concerning the termination of your employment with the Company (the “Agreement”).

1.	TERMINATION OF EMPLOYMENT:

a. Resignation: You hereby resign your employment with the Company, including as an officer of the Company and its direct and indirect subsidiaries, effective October 15, 2006, unless you and the Company mutually agree to a termination date other than October 15, 2006 or you violate any provision of section 3 below prior to October 15, 2006 (the “Termination Date”).

b. Transition: Subject to the provisions of section 3 below, you will remain in your current position as President, Old Navy at your current annual salary ($1,000,000) until the Termination Date. The Company shall indemnify and continue to provide you with directors’ and officers’ liability insurance coverage for events on or prior to the Termination Date, on a basis no less favorable than that provided to any other former senior executive officer of the Company.

c. Paid Time Off: On or before the Termination Date, you will be paid all of your accrued and unused paid time off.

d. Benefits: Your current benefit plan coverages will end on the last day of the month of your Termination Date, including health, dental, disability, AYCO financial counseling and life insurance coverage, subject to continuation by you pursuant to the provisions of COBRA and of this Agreement.

e. Stock: All unvested stock options as of the Termination Date will be canceled on the Termination Date. All outstanding vested options as of the Termination Date must be exercised within three months of the Termination Date. All unvested cash payments associated with stock options you exchanged in connection with the Company’s Offer to Exchange Certain Outstanding Options for New Options and Cash Payments in November 2005 will be forfeited as of the Termination Date. If you are currently contributing to the Employee Stock Purchase Plan (ESPP), your participation in ESPP will end on the Termination Date, but the shares in your brokerage account belong to you. Any cash balance you have in ESPP will be refunded to you without interest approximately four to six weeks after the end of the month of the Termination Date. If a purchase occurs before the Termination Date, your balance will be used to purchase stock.

Jenny J. Ming

July 10, 2006

f. Deferred Compensation: If you have or are currently participating in the Executive Deferred Compensation Plan or Supplemental Deferred Compensation Plan, your account will be paid to you in accordance with plan documents. Any deferrals after December 31, 2004 will be paid to you no sooner than April 16, 2007, in accordance with plan documents and the American Jobs Creation Act of 2004.

g. Merchandise Discount: Pursuant to Company policy, the Company will provide you with one non-transferable Company employee discount card each year. You will be entitled to the then existing standard corporate discount, but not the 50% discount or any other discount applicable only to employees. In order to receive your annual discount card, you must notify the Company’s Employee Relations department at the beginning of each calendar year. You agree to be bound by the Company policy regarding appropriate use of the discount card, and you understand that the use of any discount card will be revoked if there is a violation of the discount policy.

h. Company Property: On or before the Termination Date, you agree to return to the Company all Company property, including all keys, building passes, equipment, documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any the Company’s Confidential Information, as defined in section 3.a.

i. Expenses: You agree to reconcile all outstanding expenses by the Termination Date.

2.	THE COMPANY’S PROMISES TO YOU:

In consideration for the promises made by you in this Agreement, the Company agrees to the following:

a. Income Continuation Payments: Subject to the conditions in this Agreement, the Company will make income continuation payments to you (pursuant to the direct deposit method as currently used or to another financial institution as thereafter instructed by you in writing) based on your current annual salary ($1,000,000) between October 16, 2006 and April 15, 2008 (“Income Continuation Period”) in the following manner and subject to the following restrictions:

i.	On or after April 16, 2007, you will be paid the lump sum gross amount of $500,000.

ii.	For 52 weeks, from April 16, 2007 until April 15, 2008, the Company will make bi-weekly payments to you of $38,461.54.

You agree that any and all payments are conditioned on the following:

1)	Your adherence to all the terms and conditions of this Agreement. Should you breach or violate any term of this Agreement, all payments to you will cease and you will forfeit all such payments, compensation and benefits under this Agreement.

Jenny J. Ming

July 10, 2006

2)	In the event you engage in any Work from the Termination Date to April 15, 2007 with, for or as a Competitor, you will be paid only a prorated amount under section 2.a.i. for the portion of time between the Termination Date and April 15, 2007 in which you are not engaged in Work for a Competitor, and all further payments to you will cease and you will forfeit all further payments, compensation and benefits under this Agreement. As used in this section 2.a: “Work” shall mean to directly or indirectly, in any capacity whether as individual, owner, director, employee, partner, consultant, venture capitalist or otherwise, engage or participate in any work or business activity for profit or financial gain, or for compensation of any kind from any individual, business entity or organization, other than passive investments in which you render no services; “Competitor” shall mean any potential, new or existing business engaged in the apparel or accessories industry.

3)	In the event you engage in any Work from April 16, 2007 to October 15, 2007: (i) with, for or as a Competitor with annual sales in excess of $100 million; or (ii) with, for, or as part of any new venture or start-up engaged in the apparel or accessories industry with any direct or indirect third-party financing or funding, all further payments to you will cease and you will forfeit all further payments, compensation and benefits under this Agreement.

4)	In the event you engage in any Work from October 16, 2007 to April 15, 2008 with, for or as a Competitor with annual sales in excess of $100 million, all further payments to you will cease and you will forfeit all further payments, compensation and benefits under this Agreement.

5)	Subject to the restrictions above in this section 2.a., if you Work during the Income Continuation Period, payments under this Agreement will be offset by any such income from such Work, except that there will be no set-off for compensation derived from your participation on any Board of Directors for a company or organization that is not a Competitor (“non-Competitor Board work”).

6)	You agree to notify the Company within five days of your engagement in any Work during the Income Continuation Period, with the exception of non-Competitor Board work. Should payments cease or be reduced during the Income Continuation Period, you will continue to be bound by the promises you make in this Agreement.

b. COBRA Subsidy: On or after April 16, 2007, the Company will pay you a lump sum equivalent of the amount of the Company’s contribution to the cost of healthcare premiums (for the healthcare options in which you are currently enrolled) for 18 months.

c. Transition Assistance: The Company will reimburse you promptly for up to $15,000 total for the amount you spend on outplacement, legal or financial advice related to this Agreement.

Jenny J. Ming

July 10, 2006

d. Financial Planning Assistance: On or after April 16, 2007, the Company will pay you a lump sum equivalent of the amount of the Company’s contribution to the cost of financial counseling from AYCO Company, in accordance with your current plan offering, for 18 months.

e. Tax Withholding: You acknowledge and agree that all payments made pursuant to this Agreement shall be subject to withholding of all applicable taxes.

3.	YOUR PROMISES TO THE COMPANY:

In consideration for the benefits described in section 2 above, you agree to the following:

a. Transition of Business: You agree to carry out the duties of your position as President, Old Navy and an officer of the Company as agreed by you and the Company Chief Executive Officer (“CEO”) through the Termination Date, including but not limited to: work in good faith to ensure a successful transition; act in the best interests of the Company; adhere to all Company policies and procedures, including the Code of Business Conduct; maintain confidentiality of Company trade secrets and proprietary information; and work on assignments or projects as assigned by the CEO.

b. Confidentiality and Trade Secrets: You agree and acknowledge that because of your position and employment with the Company, you have acquired confidential, proprietary and non-public information related to the Company and its operations (“Confidential Information”). You acknowledge that Confidential Information constitutes valuable, special and unique assets of the Company, access and knowledge of which were and are essential to the performance of your duties during your employment up to the Termination Date. Except as required to perform such duties through the Termination Date, and except as required by law or process of law (in which case you will provide at least ten business days advance written notice and reasonable opportunity for the Company to object to any such disclosure) after the Termination Date, you agree not to directly or indirectly (1) make use in any way of any Confidential Information or (2) divulge, distribute or otherwise convey any Confidential Information to any person or entity in any form. You also acknowledge and agree that this obligation will survive and continue in full force beyond the Termination Date.

Confidential Information includes trade secrets and other confidential, proprietary or non-public business, financial, technical, strategic, design, marketing, legal, personnel or other information, whether or not your work product, in written, graphic, oral or other tangible or intangible forms, including, but not limited to: strategic plans; presentations; research; specifications; records; data; computer programs; drawings; designs or models; vendor, supplier, business partner or customer names, lists or other information; business, marketing, financial, real estate or other plans, studies, analyses, projections or reports; employee names, lists, organizational charts or other employee information; communications by or to attorneys (including attorney client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes. Any information that is not readily or properly available to the public shall be considered to be a trade secret and confidential and proprietary.

Jenny J. Ming

July 10, 2006

c. Abide by Company Policies: You agree to abide by and comply with all applicable Company policies including, but not limited to, those contained in the Code of Business Conduct. You agree that you will comply with the Company’s Securities Law Compliance Manual, until the earlier of (i) the next date that the Company lifts the “blackout period” for executive officers and directors after the Termination Date; or (ii) ten weeks after the Termination Date. Notwithstanding the above, you hereby acknowledge that you shall remain at all times subject to all federal and state securities laws, including insider trading laws, as they may apply. You shall continue to seek and rely upon your own legal counsel in connection with such matters, including with respect to Section 16 of the Securities Exchange Act of 1934, as amended, and the Hart-Scott-Rodino Antitrust Improvements Act, as amended, with respect to your ownership and/or acquisition of Company stock.

d. Release: You hereby release and discharge the Company, its current and former officers, directors, employees, representatives, attorneys, subsidiaries, insurers, predecessors, affiliates, successors, and agents from any and all claims, liabilities or obligations of every kind and nature, whether now known or unknown, suspected or unsuspected, which you ever had, or now have, including but not limited to all claims arising out of or in connection with your employment or termination of employment, work or services for the Company. This release includes all federal and state statutory claims, federal and state common law claims (including those for contract and tort), and claims under any federal or state anti-discrimination statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, 42 U.S.C. sections 1981 and 1983, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the California Constitution, the California Fair Employment and Housing Act, the California Unfair Competition Act (California Business and Professions Code section 17200 et seq.), the California Unruh Act, and the California Labor Code.

You also understand that Section 1542 of the Civil Code of the State of California provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected the settlement with the debtor;”

and in signing this Agreement, you hereby waive and relinquish all rights you may have under Section 1542 of the Civil Code of the State of California, or any similar statute or law.

e. Non-Solicitation: During the Income Continuation Period, you will not directly or indirectly solicit or otherwise induce employees of the Company to become employed by you or any business with which you are affiliated; nor will you directly or indirectly solicit or induce employees of the Company to leave the Company. The parties agree and acknowledge that this provision is not intended to prevent general job postings by any of your subsequent employers regarding availability of positions.

f. Nondisparagement: You agree not to make any statements or comments, oral or written, which in any way criticize, denigrate, disparage or defame the reputation of the Company or any of its officers, employees or directors. The foregoing notwithstanding, you will not be precluded, and

Jenny J. Ming

July 10, 2006

it will not be deemed a violation of this provision, from providing information or making statements or comments which you believe in good faith to be true before any regulatory or administrative agency, governmental body or court of law when called upon to do so.

g. Cooperation: You agree to be reasonably available to the Company during the Income Continuation Period to respond to requests for information concerning matters, facts or events relating to the Company or any Company entity about which you may be knowledgeable.

h. Execution of Documents: Prior to the Termination Date and during the Income Continuation Period, upon request by the Company’s General Counsel, you will execute all documents required by the Company related to your employment, transition or termination of employment by or affiliation with the Company, its affiliates, and direct and indirect subsidiaries, including without limitation Directors and Officers questionnaires in connection with the Company’s disclosure obligations under the Securities Exchange Act of 1934, as amended, and the regulations thereunder, and the Securities Act of 1933, as amended, and the regulations thereunder.

i. Execution of New Release of Claims: You agree that on or within one week after the Termination Date, you will execute a new release and waiver of claims as attached in Appendix 1.

j. Consideration: You understand and agree that the payments and benefits provided in this Agreement are in excess of any earned wages, commissions, bonuses, compensation, benefits and any other amounts due and owing to you, and are valuable consideration for the promises that you make in this Agreement, including without limitation the Release attached as Appendix 1. You further agree that with the exception of the payments and benefits described in this Agreement, you are owed no wages, commissions, bonuses, compensation, or benefits.

4.	MISCELLANEOUS

a. The intent of this Agreement is to mutually, amicably and finally resolve and compromise all issues and claims related to your employment and termination. The execution of this Agreement shall not in any way be considered an admission of liability on the part of the Company.

b. If there is any dispute over the terms, enforcement or obligations under this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys fees and/or costs incurred to enforce this Agreement.

c. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable, the remaining provisions shall be unaffected and shall remain in full force and effect.

d. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California.

e. This Agreement constitutes our entire agreement regarding your termination and supersedes any previous agreements or understandings, if any, between us. This is a legally binding Agreement. You are advised to consult with an attorney prior to signing the Agreement. You have 21 days to consider this Agreement, but you may sign it sooner. If after carefully reviewing this

Jenny J. Ming

July 10, 2006

Agreement, it correctly sets forth our agreement, please acknowledge this by signing both original Agreements where indicated below. After signing this Agreement you may revoke it within seven days. In order to do so, you must notify the Company in writing within seven days after the date you sign this Agreement that you intend to revoke it or you will be forever bound by the terms of this Agreement. This Agreement will not be effective until the seven-day period has elapsed.

Sincerely,		Agreed to this 10 day of July, 2006

The Gap, Inc.

By:	/s/ Lauri M. Shanahan	/s/ Jenny J. Ming
	Lauri M. Shanahan	Jenny J. Ming
Executive Vice President and General Counsel

Jenny J. Ming

July 10, 2006

APPENDIX 1

RELEASE OF CLAIMS

(to be signed on or within one week after Termination Date)

I hereby release and discharge the The Gap, Inc. and all of its subsidiaries and affiliates (hereafter collectively referred to as the “Company”), its current and former officers, directors, employees, representatives, attorneys, subsidiaries, insurers, predecessors, affiliates, successors, and agents from any and all claims, liabilities or obligations of every kind and nature, whether now known or unknown, suspected or unsuspected, which I ever had, or now have, including but not limited to all claims arising out of or in connection with my employment or termination of employment, work or services for the Company. This release includes all federal and state statutory claims, federal and state common law claims (including those for contract and tort), and claims under any federal or state anti-discrimination statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, 42 U.S.C. sections 1981 and 1983, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the California Constitution, the California Fair Employment and Housing Act, the California Unfair Competition Act (California Business and Professions Code section 17200 et seq.), the California Unruh Act, and the California Labor Code.

I understand that Section 1542 of the Civil Code of the State of California provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected the settlement with the debtor;”

and in signing this Agreement, I hereby waive and relinquish all rights I may have under Section 1542 of the Civil Code of the State of California, or any similar statute or law.

I understand that I may revoke this Release within seven day of signing it, and that I must notify the Company in writing within seven days of my intent to do so.

Agreed to this day of , 2006

Jenny J. Ming